Exhibit 99.1

November 19, 2018

COMPANY CONTACT:
FutureFuel Corp.
Tom McKinlay
(314) 854-8352 www.futurefuelcorporation.com

FutureFuel Corp. Declares Quarterly Dividend Program for 2019

CLAYTON, Mo. (November 19, 2018) – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced that it has declared its 2019 quarterly dividend program, declaring normal quarterly dividends of U.S. $0.06 per share, with record dates of March 1, 2019, June 3, 2019, September 3, 2019 and December 2, 2019, and payment dates of March 15, 2019, June 17, 2019, September 17, 2019, and December 16, 2019, respectively.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers (“custom chemicals”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom chemicals product portfolio includes a bleach activator for a major detergent manufacturer, proprietary herbicide and intermediates for major life sciences companies, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

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